Exhibit 99


TO OUR SHAREHOLDERS

The third quarter of 2001 was noted by record revenues for the Company and marked Matria's third consecutive quarter of double-digit revenue growth. Although the tragic events of September 11, 2001 impacted our cash collections and shipping, our excellent results for the quarter are reflective of the outstanding efforts and dedication of our employees during those difficult times. Third quarter of 2000 revenues of $68.1 million were up 19% over third quarter of 2000 and up 5% over second quarter of 2001 revenues. Nine-month revenues for the period ended September 30, 2001 of $194.3 million were a 15% increase over revenues for the same nine-month period in 2000. Third quarter of 2001 revenues for our diabetes segment grew to $41.1 million, up 35% over third quarter of 2000 revenues and 10% over second quarter of 2001 revenues. Third quarter of 2001 revenues for our Women's Health segment were $26.4 million, compared to $26.8 million in the third quarter of 2000 and $26.9 million in the second quarter of 2001.

Honoring Our Commitments

Last December and February we presented our 2001 guidance to our shareholders and the investment community. We stated our expectations for revenues to grow 10% in 2001 to $250 million, and we now expect full year 2001 revenues to grow 15% and exceed $260 million. We talked about maintaining operating profit margins of 15%. We are now at a 14% operating profit margin; however, being 1% below our target is due to our increased sales and marketing expenditures. We have elected to increase our spending in areas that drive our revenues, and we believe these additional sales and marketing initiatives are reflected in the extra 5% of revenue growth we now expect to produce for the year. We stated our expectations for full year 2001 earnings per share growth of 25%, and our expectations are now in excess of 30% earnings per share growth. We gave guidance of 2001 earnings before interest, taxes, depreciation and amortization ("EBITDA") of $4.20 to $4.40 per diluted common share, and now expect full year 2001 EBITDA of no less than $4.70 per diluted common share and at least $42 million. Excluding non-recurring gains and losses and other income or expense, we continue to expect net earnings per diluted common share in the range of $0.95 to $1.00.

When we assumed our leadership roles last year, we stated that Matria would set aggressive but reasonable expectations and would attempt to meet or exceed them. Our performance to date clearly keeps that promise we made to you.

Predicting Our Growth

We have recently discussed the predictability of our future growth, and want to give shareholders an approach to better understand the Company's growth. The concept of recurring revenues is one such approach. For a healthcare service and manufacturing business, the concept of recurring revenues is slightly different than for businesses in other industries, such as the software industry; however, we believe it is a meaningful predictor for our businesses. This approach suggests the following:

Our Population Health Management business provides diabetes and respiratory disease management services primarily through multi-year contracts with healthplans or employers. Once we sign a contract, we immediately begin enrolling the eligible members through our call center. Unless we were to lose that contract for some reason, we will continue to build revenues from the enrolled members on a recurring basis. The signing or loss of a material contract would be reported to you via a press release.

The recurring revenue concept also applies to Matria's supply fulfillment business. Annually, the attrition rate for patients on our services is in the range of 10% to 15%. Consequently, 85% to 90% of our patients remain on our service for multiple years, with the average length of stay in the range of four years. In effect, these patients are a revenue annuity and represent our recurring revenue for that business.

Our manufacturing business, Facet Technologies, derives its revenues from both development contracts and production contracts primarily with large diagnostic companies, such as Bayer Corporation, BD, Lifescan (a Johnson & Johnson company) and Roche Diagnostics Corporation, as well as some new companies introducing innovative technologies. These multi-year contracts do not necessarily delineate specific revenues and shipment quantities; however, the size of Facet's major clients and the substantial nature of its operations, allow us to view these revenues as recurring. The signing or loss of material clients and contracts would also be reported via a press release.

For our Women's Health Division, the metrics for recurring revenues is somewhat different. There is a base of obstetricians who regularly refer high-risk patients to Matria. These physicians generally have consistent prescribing patterns and, at any point in time, a predictable percentage of their obstetrical patients are experiencing complicated pregnancies and are appropriate for Matria's clinical services. Our clinical relationships with these physicians are long-term and, in many cases, for the last 15 years we have supported them with the clinical needs of their patients. Typically, these high-risk patients stay on our services until their complicated pregnancies are resolved. In our high-risk pregnancy disease management program, MaternaLink(R), multi-year contracts give us access to the pregnant members of the contracted health plans or self-insured employers. The recurring revenue is driven by a stable percentage of the health plan's or employer's membership that is pregnant and enrolled in MaternaLink at any point in time. This stable population is based on the size of the health plan's membership or the number of eligible employees of the self-insured employer.

Expanding Our Disease Management Approach

During the third quarter, Women's Health introduced its MaternaLink 3SM technology and its refocused disease management model. Women's Health has previously marketed the MaternaLink program as a separate product from its obstetrical clinical services. MaternaLink 3 combines the clinical services and risk screening capability of the Women's Health Division into one disease management program, and it is now marketed as such. This program encompasses all five of the critical processes that we utilize in all of our disease management offerings.

In our diabetes and respiratory programs, patients are identified, risk stratified and provided self-care education tailored to the patient's status. Based on acuity level, clinical interventions and compliance management services are provided. The process is seamless and the right patients receive the right care at the right time. Because Women's Health has historically marketed MaternaLink and its clinical services separately, the process for managing high-risk pregnancies within health plans has not been seamless. Consequently, the vast majority of the identified patients who would benefit from our clinical services do not receive the appropriate clinical interventions. As a high-risk pregnancy disease management program, MaternaLink 3 will provide the authorization criteria for appropriate high-risk pregnant patients to flow naturally into our Women's Health clinical services.

We currently have over 1,000 managed care contracts for our Women's Health clinical services but only about 60 contracts for MaternaLink. Our goal is to dramatically expand our base of MaternaLink contracts well into the hundreds. Our refocus of the Women's Health Division into a disease management model and the introduction of MaternaLink 3 will not only generate additional revenues from the disease management component, it will also create additional clinical revenues as appropriate high-risk patients are allowed to flow into our clinical services. Over the years, we have gathered outcomes data on over 500,000 high-risk pregnancies. Both the clinical outcomes and costs savings are compelling, and we expect to see a strong interest in our MaternaLink 3 and Women's Health disease management program in the future.

Improving The Healthcare System

You have heard us speak of the paradigm shift taking place in the healthcare system. Healthcare is moving out of the era of restricted care and into the era of quality care. Emerging results demonstrate that quality does in fact cost less. Primarily driven by the demands of Corporate America, the healthcare system is searching for new solutions to improving the quality and outcomes of healthcare and thereby decreasing the costs. Disease management is today's solution and it is being embraced by health plans, employers and physicians. Corporate America is looking for ways to empower their employees, particularly those with chronic diseases and high-cost conditions, to take more responsibility for their healthcare. This is exactly what comprehensive disease management programs accomplish. Our programs produce a better informed patient. The key to success is in changing people's behavior, and Matria's programs connect in a way that empowers and motivates patients to take the steps necessary to effect this change.

We are pleased to be a prominent force in the disease management industry. The companies comprising the industry are first class organizations. Matria and the other leading organizations in our industry are passionate about the positive force disease management is exerting in taking healthcare into this new era of quality.

The disease management market is starting to come of age. The demand from health plans and especially large self-insured employers for disease management programs is expanding. We are experiencing a significant increase in the number of Requests For Proposal (RFP) for Matria's programs. In fact, our incoming RFP volumes have increased five-fold from this time last year, and we think this trend will accelerate over the coming year.

We look forward to continuing to meet and exceed the trust our shareholders have placed in us.



 Parker H. Petit                               Jeffery D. Koepsell
 Chairman, President and                       Executive Vice President and
 Chief Executive Officer                       Chief Operating Officer


This report contains forward-looking statements. Such statements include but are not limited to the Company's ability to meet or exceed its stated financial expectations, the reliability of the recurring revenues concept in predicting the Company's growth, the Company's ability to continue to build revenues from enrolled members in its disease management contracts, the continuation of the current attrition rate and average length of stay for the Company's supply/fulfillment patients, the recurring nature of Facet Technologies' revenues, the continuation of the base of referring physicians and base of high-risk patients for referral to Women's Health clinical services, the stability of the contracted membership eligible for enrollment in MaternaLink and the Company's ability to enroll eligible members, the impact of combining MaternaLink 3 and the Company's obstetrical clinical services on the flow of patients into the Company's clinical services, the Company's ability to expand the base of MaternaLink contracts, the impact of the Women's Health disease management model on increasing revenues, the market's interest in MaternaLink 3, the continuation of the paradigm shift in the healthcare market and its effect on the growth of the Company, and the continuation of the current RFP volume and its impact on the Company. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include developments in the healthcare industry, third-party actions over which Matria does not have control, regulatory requirements applicable to Matria's business and the risk factors detailed from time to time in Matria's periodic reports and registration statements filed with The Securities and Exchange Commission, including Matria's Annual report on Form 10-K for the year ended December 31, 2000. By making these forward-looking statements, Matria does not undertake to update them in any manner except as may be required by Matria's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

Our Financial Results

Revenues for the third quarter of 2001 grew to $68.1 million, compared to third quarter of 2000 revenues of $57.4 million and 2001 second quarter revenues of $64.8 million. Third quarter of 2001 net earnings available to common shareholders from continuing operations were $2.4 million, or $0.27 per diluted common share, excluding a previously disclosed $1.4 million loss from the repurchase of preferred stock. Including the preferred stock transaction and the effects of discontinued operations, net earnings available to common shareholders for the third quarter of 2001 were $790,000, or $0.09 per diluted common share, compared to $1.6 million, or $0.17 per diluted common share, in the third quarter of 2000. Earnings before interest, taxes, depreciation and amortization ("EBITDA") from continuing operations for the third quarter of 2001 were $11.3 million, or $1.27 per diluted common share, compared to $9.8 million, or $1.04 per diluted common share, for the year-ago third quarter.

The one-time $1.4 million loss recorded during the quarter was the second stage of our transaction to repurchase the preferred stock, subordinated debt and common stock warrants held by Gainor Medical Management, LLC and to repay Matria's bank debt. Coupled with the first stage of this transaction, which resulted in a $2.1 million gain in the second quarter of 2001, the net effect of the transaction is a $739,000 one-time gain. We further improved our balance sheet during the quarter through the retirement of $3 million of our senior notes.

For the nine-month period ended September 30, 2001, revenues increased to $194.3 million, compared to revenues of $169.4 million for the same period in 2000. Net earnings available to common shareholders for the nine months ended September 30, 2001 were $6.2 million, or $0.70 per diluted common share, compared to $9.1 million, or $0.93 per diluted common share, for the year-ago period. Excluding the effects of the repurchase of preferred stock, restructuring expense in 2000 and other income or expense in all periods, net earnings available to common shareholders from continuing operations for the first nine months of 2001 were $6.1 million, or $0.69 per diluted common share, compared to $5.7 million, or $0.59 per diluted common share, reported for the same period in 2000. Excluding the same items, EBITDA from continuing operations for the first nine months of 2001 were $31.3 million, or $3.51 per diluted common share, compared to $30.3 million, or $3.17 per diluted common share, for the year-ago period.

The $210,000 loss from discontinued operations reported for the quarter is related to our former cardiac diagnostic monitoring subsidiary, and is the result of incurring higher than expected costs in collecting the divested subsidiary's receivables.